Exhibit 16.1

August 18, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of Oragenics, Inc.’s Current Report on Form 8-K dated August 18, 2023 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm. We have no basis to agree or disagree with other statements made by the registrant contained in Item 4.01.

Very truly yours,

/s/ Mayer Hoffman McCann P.C.
San Diego, CA